Exhibit 3.150

[STAMP]	FILING FEE: $125.00
INVOICE #
C T CORPORATION SYSTEM
906 OLIVE STREET
ST LOUIS MO 63101
ATTN: KAREN L. BUSS

ARTICLES OF INCORPORATION

OF

HARRAH’S MAINE CORPORATION

FIRST: The name of the corporation is

HARRAH’S MAINE CORPORATION

SECOND: Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD: The total number of shares which the corporation is authorized to issue is one hundred (100); all of such shares shall be without par value.

FOURTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

NAMES	ADDRESSES
Michael D. Rose	1023 Cherry Road Memphis, TN 38117

Philip G. Satre	1023 Cherry Road Memphis, TN 38117

FIFTH: The names and addresses of each of the incorporators signing the articles of incorporation are as follows:

NAMES	ADDRESSES
K. L. Buss	906 Olive Street St. Louis, MO 63101

K. M. Rheinecker	906 Olive Street
St. Louis, MO 63101

K. B. Lohnes	906 Olive Street St. Louis, MO 63101

SIXTH: No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of his fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or knowing violation of law or;

(b) The payment of distributions in violation of NRS 78.300.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 12th day of November, 1993.

/s/ K. L. Buss
K. L. Buss, Incorporator

/s/ K. M. Rheinecker
K. M. Rheinecker, Incorporator

/s/ K. B. Lohnes
K. B. Lohnes, Incorporator

STAMP

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

HARRAH’S MAINE CORPORATION

Name of Corporation

Tom Morgan, Vice President and
President or Vice President

Dee Wallace, Assistant Secretary	of	Harrah’s Maine Corporation
Secretary or Assistant Secretary		Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 7th day of November, 1995, adopted a resolution to amend the original articles as follows:

Article First is hereby amended to read as follows:

The name of the corporation is Harrah’s Kansas Casino Corporation

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 100; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Thomas M. Morgan
President or Vice President

/s/ Dee Wallace
Secretary or Assistant Secretary

State of Tennessee	}	ss.
County of Shelby

On November 8, 1995, personally appeared before me, a Notary Public, Tom Morgan and Dee Wallace
(Names of persons appearing and signing document)

who acknowledged that they executed the above instruments.

/S/ ILLEGIBLE
Signature of Notary
Commission expires: 12/9/96

[NOTARY STAMP OR SEAL]
STAMP